To the Board of Directors of Firstar Funds, Inc.

In planning and performing our audits of the financial statements of the Firstar Money Market Fund, the Firstar Institutional Money Market Fund, the Firstar U.S. Treasury Money Market Fund, the Firstar U.S. Government Money Market Fund, the Firstar Tax-Exempt Money Market Fund, the Firstar Short-Term Bond Market Fund, the Firstar Intermediate Bond Market Fund, the Firstar Tax-Exempt Intermediate Bond Fund, the Firstar Bond IMMDEX Fund, the Firstar Balanced Growth Fund (formerly known as the Firstar Balanced Fund), the Firstar Growth and Income Fund, the Firstar Equity Index Fund, the Firstar Growth Fund, the Firstar Special Growth Fund, the Firstar Emerging Growth Fund, the Firstar MicroCap Fund, the Firstar International Equity Fund and the Firstar Balanced Income Fund (constituting Firstar Funds, Inc. (formerly known as Portico Funds, Inc.), hereafter referred to as the "Funds") for the period ended October 31, 1998, we considered its internal control, including control activities for safeguarding securities, in order to determine our auditing procedures for the purpose of expressing our opinion on the financial statements and to comply with the requirements of Form N-SAR, not to provide assurance on internal control.

The management of the Funds is responsible for establishing and maintaining internal control. In fulfilling this responsibility, estimates and judgments by management are required to assess the expected benefits and related costs of control activities. Generally, control activities that are relevant to an audit pertain to the entity's objective of preparing financial statements for external purposes that are fairly presented in conformity with generally accepted accounting principles. Those control activities include the safeguarding of assets against unauthorized acquisition, use or disposition.

Because of inherent limitations in internal control, errors or irregularities may occur and not be detected. Also, projection of any evaluation of internal control to future periods is subject to the risk that it may become inadequate because of changes in conditions or that the effectiveness of the design and operation may deteriorate.

Our consideration of internal control would not necessarily disclose all matters in internal control that might be material weaknesses under standards established by the American Institute of Certified Public Accountants. A material weakness is a condition in which the design or operation of any specific internal control components does not reduce to a relatively low level the risk that errors or irregularities in amounts that would be material in relation to the financial statements being audited may occur and not be detected within a timely period by employees in the normal course of performing their assigned functions. However, we noted no matters involving internal control, including control activities for safeguarding securities, that we consider to be material weaknesses as defined above as of October 31, 1998.

This report is intended solely for the information and use of management and the Securities and Exchange Commission.



December 8, 1998